Exhibit 10.1

TAX SHARING AGREEMENT

     THIS TAX SHARING AGREEMENT (the “Agreement”) dated as of June 27, 2005 by and among Dean Foods Company, a Delaware corporation (“Distributing”), TreeHouse Foods, Inc., a Delaware corporation and a subsidiary of Distributing (“Controlled”), and each Controlled Affiliate (as defined below), is entered into in connection with the Distribution (as defined below).

     WHEREAS, as of the date hereof, Distributing and its direct and indirect domestic subsidiaries are members of an Affiliated Group (as defined below) of which Distributing is the common parent;

     WHEREAS, as set forth in the Distribution Agreement by and between Distributing and Controlled, dated as of June 27, 2005 (the “Distribution Agreement”), and subject to the terms and conditions thereof, Distributing will transfer and assign, or cause to be transferred and assigned, to Controlled substantially all the business, operations, assets and liabilities related to the Transferred Businesses (as defined below);

     WHEREAS, as set forth in the Distribution Agreement, and subject to the terms and conditions thereof, Distributing will distribute on a pro rata basis to the holders of Distributing’s common stock all of the outstanding shares of Controlled common stock then owned by Distributing (together with the preferred share purchase rights associated therewith) (the “Distribution”);

     WHEREAS, the Distribution is intended to qualify as a tax-free distribution to Distributing and its shareholders under section 355 of the Code (as defined below); and

     WHEREAS, in contemplation of the Distribution, pursuant to which Controlled (and its direct and indirect subsidiaries) will cease to be members of Distributing’s Affiliated Group (as defined below), the Parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereto hereby agree as follows:

Section 1. Definitions.

     As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

     1.01 “Affiliated Group” means an affiliated group of corporations within the meaning of section 1504(a)(1) of the Code that files a Consolidated Return.

     1.02 “After-Tax Amount” means any additional amount necessary to reflect the Income Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including upon the receipt of payments required to make the payment of an After-Tax Amount), determined on a hypothetical basis by assuming that the applicable Party is subject to the highest applicable statutory corporate Income Tax rate for the relevant jurisdiction (or, in the case of an item that affects more than one jurisdiction, the highest applicable statutory corporate Income Tax rates) for the relevant taxable period (or portion thereof), that all state and local Income Taxes are deductible for U.S. federal income tax purposes, and that all Income Taxes in the form of interest are deductible for income tax purposes.

     1.03 “Agreement” has the meaning set forth in the preamble hereto.

     1.04 “Bay Valley” means Bay Valley Foods, LLC, a Delaware limited liability company and a Controlled Affiliate.

     1.05 “Code” means the Internal Revenue Code of 1986, as amended, and shall include corresponding provisions of any subsequently enacted federal Tax law.

     1.06 “Combined Return” means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Controlled or one or more Controlled Affiliates are included in the filing of such Tax Return for any taxable period or portion thereof with Distributing or one or more Distributing Affiliates.

     1.07 “Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Controlled or one or more Controlled Affiliates are included in the filing of such Tax Return for any taxable period or portion thereof with Distributing or one or more Distributing Affiliates.

     1.08 “Controlled” has the meaning set forth in the preamble hereto.

     1.09 “Controlled Affiliate” means any corporation or other entity directly or indirectly “controlled” by Controlled at the time in question, where “control” means the ownership of 50 percent or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

     1.10 “Controlled Equity Interest” means (a) stock or any other equity interest in Controlled or any Controlled Affiliate (including any instrument, obligation or other agreement or arrangement that is treated as stock or as an equity interest for federal Income Tax purposes), or (b) any option, warrant or other right to acquire any stock or other equity interest described in clause (a).

     1.11 “Controlled Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Controlled will be the common parent corporation immediately after the Distribution, and including any corporation or other entity which may become a member of such group from time to time.

     1.12 “Controlled Indemnified Parties” has the meaning set forth in Section 7.02.

     1.13 “Controlled Representation Letter” means the representation letter provided by Controlled to Distributing’s outside tax counsel in connection with the Tax Opinion substantially in the form attached hereto as Exhibit A.

     1.14 “Controlled Representative” means (i) each of Sam K. Reed, David B. Vermylen, E. Nichol McCully, Thomas E. O’Neill, Harry J. Walsh and Jo Osborn; (ii) each of the directors of Controlled other than Gregg Engles; and (iii) any Person acting with the implicit or explicit permission (within the meaning of section 1.355-7 of the Treasury Regulations) of any of the individuals listed or referred to in clause (i) or clause (ii).

     1.15 “Controlled Taxes” has the meaning set forth in Section 7.01.

     1.16 “Deciding Firms” has the meaning set forth in Section 10.03.

     1.17 “DIPS LP” means Dips Limited Partner II, a Delaware statutory trust.

     1.18 “Distributing” has the meaning set forth in the preamble hereto.

     1.19 “Distributing Affiliate” means any corporation or other entity directly or indirectly “controlled” by Distributing where “control” means the ownership of 50 percent or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding Controlled and any Controlled Affiliate.

     1.20 “Distributing Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Distributing is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Controlled Group.

     1.21 “Distributing Indemnified Parties” has the meaning set forth in Section 7.01.

     1.22 “Distributing Representation Letter” means the representation letter provided by Distributing to Distributing’s outside tax counsel in connection with the Tax Opinion substantially in the form attached hereto as Exhibit B.

     1.23 “Distributing Representative” means (i) any current or former officer or director of Distributing or any Distributing Affiliate; (ii) any controlling shareholder (within the meaning of section 1.355-7(h)(3) of the Treasury Regulations) of Distributing; and (iii) any Person acting with the implicit or explicit permission (within the meaning of section 1.355-7 of the Treasury Regulations) of any of the foregoing; provided, that a Distributing Representative shall not include (a) any Person who is treated as a Controlled Representative under the definition of Controlled Representative, or (b) with respect to actions taken on or after June 24, 2005, any Person who became an employee of Controlled or a Controlled Affiliate following the Restructuring Transactions that occurred on June 24, 2005 and who will serve as a director or officer of Controlled or any Controlled Affiliate following the Distribution.

     1.24 “Distributing Tax Package” has the meaning set forth in Section 2.05.

     1.25 “Distributing Taxes” has the meaning set forth in Section 7.02.

     1.26 “Distribution” has the meaning set forth in the Recitals to this Agreement.

     1.27 “Distribution Agreement” has the meaning set forth in the Recitals to this Agreement.

     1.28 “Distribution Date” means the date on which the Distribution is effected.

     1.29 “Distribution Taxes” means any Taxes imposed on, or increase in Taxes incurred by, Distributing or any Distributing Affiliate, and any Taxes of a Distributing shareholder that are required to be paid or reimbursed by Distributing or any Distributing Affiliate (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from or arising in connection with (i) the failure of the Distribution to qualify as a tax-free distribution under section 355 of the Code or corresponding provisions of the laws of any other jurisdictions, or (ii) the failure of any Restructuring Transaction that is intended to qualify as a tax-free liquidation under section 332 of the Code, a transfer of property under section 351 of the Code, a reorganization under section 368(a) of the Code and/or a tax-free distribution under section 355 of the Code to so qualify, including in the case of each of clause (i) and (ii) any Tax resulting from the application of section 355(d), section 355(e) or section 355(f) of the Code to any Restructuring Transaction or the Distribution.

     1.30 “Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

     1.31 “Filing Party” has the meaning set forth in Section 8.02.

     1.32 “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of the first to occur of (i) a decision, judgment, decree or other order by any court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise) and has become final; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code sections 7121 or 7122, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; or (iii) any other final disposition, including by reason of the expiration of the applicable statute of limitations or any other event that the Parties agree in writing is a final and irrevocable determination of the liability at issue.

     1.33 “Form 10” means the Form 10 filed by TreeHouse Foods, Inc. with the Securities and Exchange Commission on June 14, 2005.

     1.34 “Historic Business” means the Mocha Mix/Second Nature business.

     1.35 “Income Tax” means any income, franchise or similar Tax imposed on, measured by or calculated with respect to net income or net profits.

     1.36 “Income Tax Return” means a Tax Return relating to or filed in connection with any Income Tax.

     1.37 “Independent Firm” has the meaning set forth in Section 10.03.

     1.38 “Initial Ruling” means the private letter ruling dated April 29, 2005, issued by the IRS with respect to the Restructuring Transactions and the Distribution.

     1.39 “Initial Ruling Documents” means the request for the Initial Ruling filed with the IRS on or about February 11, 2005, together with all supplemental filings, additional information and other materials subsequently submitted in connection therewith on behalf of Distributing, its subsidiaries and its shareholders to the IRS, and all appendices and exhibits thereto. The Initial Ruling Documents shall include the letter dated June 24, 2005 from Stephen Wegener of Deloitte Tax LLP to Wayne Murray at the IRS regarding the Initial Ruling.

     1.40 “IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

     1.41 “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, claims or other charges, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown (including, without limitation, the costs and expenses of any and all Tax Proceedings, threatened Tax Proceedings, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such matters).

     1.42 “LPS I” means Dean Specialty Intellectual Property Services, L.P., a Delaware limited partnership and a Controlled Affiliate.

     1.43 “Non-Income Tax” means any Tax other than an Income Tax.

     1.44 “Non-Income Tax Return” means any Tax Return other than an Income Tax Return.

     1.45 “Owed Party” has the meaning set forth in Section 8.04.

     1.46 “Owing Party” has the meaning set forth in Section 8.04.

     1.47 “Party” means Distributing, Controlled or a Controlled Affiliate.

     1.48 “Payment Period” has the meaning set forth in Section 8.04(e).

     1.49 “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, association, union, governmental authority or other entity, enterprise, authority or organization.

     1.50 “Pickle” means Dean Pickle and Specialty Products Company, a Wisconsin corporation.

     1.51 “Post-Distribution Period” means any taxable period (or the portion of any Straddle Period) beginning after the Distribution Date.

     1.52 “Pre-Distribution Period” means any taxable period (or the portion of any Straddle Period) ending on or before the Distribution Date.

     1.53 “Qualifying Compensatory Transfers” means issuances of Controlled stock to Persons in connection with the performance of services that satisfy the requirements of Safe Harbor VIII set forth in section 1.355-7(d)(8) of the Treasury Regulations and grants of stock options and other forms of equity compensation under Controlled’s 2005 Long-Term Stock Incentive Plan that, if exercised or vested, respectively, would result in issuances of Controlled stock that satisfy the requirements of Safe Harbor VIII set forth in section 1.355-7(d)(8) of the Treasury Regulations

     1.54 “Restricted Actions” has the meaning set forth in Section 4.05(a).

     1.55 “Restructuring Transactions” means the transactions undertaken prior to and in connection with the Distribution to transfer the assets and liabilities of the Transferred Businesses to Controlled and its subsidiaries and to effect the Distribution, as described more fully in the Initial Ruling and the Initial Ruling Documents.

     1.56 “Retained Assets” shall have the meaning set forth in the Distribution Agreement.

     1.57 “Retained Business” shall have the meaning set forth in the Distribution Agreement.

     1.58 “Ruling Documents” means the Initial Ruling Documents and any Supplemental Ruling Documents.

     1.59 “Rulings” means the Initial Ruling and any Supplemental Rulings.

     1.60 “Sole Responsibility Item” means any Tax Item for which the non-Filing Party has the entire economic liability under this Agreement.

     1.61 “Specialty Foods Holding” means Specialty Foods Holding Corp., a Delaware corporation and a Controlled Affiliate.

     1.62 “Straddle Period” means any taxable period that begins before and ends after the Distribution Date.

     1.63 “Supplemental Ruling” means (1) any ruling issued or to be issued by the IRS that relates to the Distribution other than the Initial Ruling, and (2) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the Tax laws of another jurisdiction to the Distribution.

     1.64 “Supplemental Ruling Documents” means (i) any request for a Supplemental Ruling and any materials, appendices, exhibits or additional information submitted or filed in connection therewith, and (2) any similar filings submitted to any other Taxing Authority in connection with the Distribution.

     1.65 “Taxes” means all federal, state, local or foreign taxes, charges, fees, duties, levies, imposts or other assessments, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, including any interest, penalties or additions to tax attributable thereto, and a “Tax” shall mean any one of such Taxes.

     1.66 “Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

     1.67 “Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit) realized or received by a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

     1.68 “Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit) realized or received by a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

     1.69 “Tax Item” means any item of income, gain, loss, deduction, expense or credit, or any other attribute or amount that may have the effect of increasing or decreasing any Tax.

     1.70 “Tax Opinion” means the opinion rendered to Distributing and Controlled by Distributing’s outside tax counsel with respect to the federal income tax consequences of the Distribution.

     1.71 “Tax Proceeding” means any audit, examination, investigation, action, suit, claim, assessment or other administrative or judicial proceeding relating to Taxes.

     1.72 “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

     1.73 “Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

     1.74 “Transferred Assets” has the meaning assigned to such term in the Distribution Agreement.

     1.75 “Transferred Businesses” has the meaning assigned to such term in the Distribution Agreement.

     1.76 “Transferred Business Records” has the meaning set forth in Section 10.02(b).

     1.77 “Unqualified Opinion” means an unqualified opinion (except for reliance on reasonable assumptions and representations) of a law firm.

Section 2. Preparation and Filing of Tax Returns.

     2.01 Distributing’s Responsibility. Distributing shall have sole and exclusive responsibility for the preparation and filing of:

               (a) all Consolidated Returns and Combined Returns;

               (b) all Tax Returns required to be filed by or with respect to Distributing and/or any Distributing Affiliate for any period;

               (c) all Income Tax Returns of LPS I for any taxable period ending on or before the Distribution Date (whether due on, before, or after the Distribution Date); and

               (d) all Tax Returns required to be filed by or with respect to Controlled and/or any Controlled Affiliate that are due (taking into account any valid extensions of the due date) on or before the Distribution Date.

     2.02 Controlled’s Responsibility. Controlled shall have sole and exclusive responsibility for the preparation and filing of:

               (a) except as provided in Section 2.01(c), all Tax Returns due (taking into account any valid extensions of the due date) after the Distribution Date which are required to be filed by or with respect to, and which relate exclusively to Controlled, Specialty Foods Holding and/or LPS I for any taxable period beginning before the Distribution Date; and

               (b) all Tax Returns required to be filed by or with respect to Controlled and/or any Controlled Affiliate for any taxable period beginning after the Distribution Date.

     2.03 Agent. Subject to the other applicable provisions of this Agreement, Controlled hereby irrevocably designates, and agrees to cause each Controlled Affiliate to so designate, Distributing as its sole and exclusive agent and attorney-in-fact to take such actions (including execution of documents) as Distributing, in its sole discretion, may deem appropriate in any and all matters (including Tax Proceedings) relating to any Consolidated Return or Combined Return. Without limiting the foregoing, Distributing, Controlled, the members of the Distributing Group and the members of the Controlled Group shall file any and all consents, elections or other documents and take any other actions necessary or appropriate to file any Consolidated Return or Combined Return.

     2.04 Manner of Tax Return Preparation.

               (a) All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such returns under this Agreement.

               (b) Tax Returns prepared by Distributing under Section 2.01 that relate to Taxes for which Controlled or any Controlled Affiliate is liable under Section 3 shall be prepared in a manner consistent with past practice, unless otherwise required by applicable law. Subject to the requirements of the immediately preceding sentence and Section 4.02(c), Distributing shall have the exclusive right with respect to any Tax Return for which it has filing responsibility under Section 2.01 to determine the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported. Distributing shall also have the exclusive right with respect to any Tax Return for which it has filing responsibility under Section 2.01 to determine (1) whether to retain outside firms to prepare or review such Tax Returns, (2) whether any extensions shall be requested, (3) whether any amended Tax Returns shall be filed, (4) whether any claims for refund shall be made, and (5) whether any refunds shall be paid by way of refund or credited against any liability for Tax; provided, that upon the request of Controlled, Distributing will use reasonable efforts to file for and obtain any material Tax refund to which Controlled is entitled pursuant to this Agreement if (x) Distributing concludes, in its discretion, that filing for such Tax refund will not adversely affect Distributing or any Distributing Affiliate, (y) the refund claim relates solely to Taxes for which Controlled is responsible under this Agreement, and (z) Controlled agrees to and does reimburse Distributing for all expenses incurred in connection with the filing and prosecution of such Tax refund claim.

               (c) Distributing shall determine, in a manner consistent with past practice, whether to file any Tax Return for any taxable period beginning before the Distribution Date on a consolidated, combined or unitary basis if the filing of a consolidated, combined or unitary Tax Return for such period is elective under applicable law. If there is no applicable past practice, Distributing shall determine in its discretion whether to file such Tax Return on a consolidated, combined, or unitary basis; provided, that Distributing shall not file such a Tax Return on a consolidated, combined or unitary basis if the Tax Return relates exclusively to Controlled and/or a Controlled Affiliate and the election to file on a consolidated, combined or unitary basis would be binding on Controlled and/or a Controlled Affiliate or otherwise could adversely affect Controlled or a Controlled Affiliate for taxable periods beginning after the Distribution Date without the prior written consent of Controlled, which consent shall not be unreasonably withheld or delayed.

               (d) Tax Returns prepared by Controlled under Section 2.02 that relate to Taxes for which Distributing is liable under Section 3 shall be prepared in a manner consistent with past practice and the reporting of Tax Items on Consolidated Returns or Combined Returns filed by Distributing, unless otherwise required by applicable law. Neither Controlled nor any Controlled Affiliate shall take any position on any Tax Return filed after the Distribution Date or in any Tax Proceeding (i) that is inconsistent with a position taken on a Tax Return filed by Distributing or a Distributing Affiliate with respect to any taxable period beginning before the Distribution Date, or (ii) that could reasonably be expected to adversely affect Distributing or any Distributing Affiliate other than a position that is consistent with a position taken on a Tax Return filed by Distributing or a Distributing Affiliate with respect to a taxable period beginning before the Distribution Date or a position that is required by applicable law.

               (e) Subject to the requirements of Section 2.04(d) and Section 4.02(b), Controlled shall have the exclusive right with respect to any Tax Return for which it has filing responsibility under Section 2.02 to determine the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported. Controlled shall also have the exclusive right with respect to any Tax Return for which it has filing responsibility under Section 2.02 to determine (1) whether to retain outside firms to prepare or review such Tax Returns, (2) whether any extensions shall be requested, (3) whether any amended Tax Returns shall be filed, (4) whether any claims for refund shall be made, and (5) whether any refunds shall be paid by way of refund or credited against any liability for Tax; provided, that upon the request of Distributing, Controlled will use reasonable efforts to file for and obtain any material Tax refund to which Distributing is entitled pursuant to this Agreement if (x) Controlled concludes, in its discretion, that filing for such Tax refund will not adversely affect Controlled or any Controlled Affiliate, (y) the refund claim relates solely to Taxes for which Distributing is responsible under this Agreement, and (z) Distributing agrees to and does reimburse Controlled for all expenses incurred in connection with the filing and prosecution of such Tax refund claim.

2.05 Preparation of Tax Package and Other Information.

               (a) Controlled shall provide to Distributing in a format determined by Distributing and consistent with existing practices of Distributing’s Affiliated Group all information requested by Distributing to prepare the Tax Returns required to be prepared by Distributing pursuant to Section 2.01 (the “Distributing Tax Package”). The Distributing Tax Package with respect to any taxable year shall be provided by Controlled to Distributing on a basis consistent with current practices of Distributing’s Affiliated Group no later than ninety (90) days following the end of such taxable year. Controlled shall also timely provide to Distributing information required by Distributing to determine estimated Tax payments, current federal taxable income, current and deferred tax liabilities, tax reserve items, and any other information reasonably requested by Distributing in a form reasonably requested by Distributing.

               (b) Distributing shall timely provide to Controlled all information reasonably requested by Controlled to prepare Tax Returns required to be prepared by Controlled pursuant to Section 2.02 or to comply with the requirements of Section 6.01 in a form reasonably requested by Controlled.

Section 3. Liability for Taxes.

     3.01 Controlled’s Liability for Taxes. Controlled and each Controlled Affiliate shall be jointly and severally liable for the following Taxes:

               (a) all Non-Income Taxes of Controlled or any Controlled Affiliate, or that relate or are attributable to the Transferred Businesses or the Transferred Assets, for any period; and

               (b) all Income Taxes of Controlled or any Controlled Affiliate, or that relate or are attributable to the Transferred Businesses or the Transferred Assets, for any Post-Distribution Period.

     3.02 Distributing’s Liability for Taxes. Except with respect to Taxes for which Controlled and/or the Controlled Affiliates are liable pursuant to Section 3.01, Section 3.05, Section 4 or otherwise under this Agreement, Distributing shall be liable for the following Taxes:

               (a) all Income Taxes reported or required to be reported on the Consolidated Returns and Combined Returns;

               (b) all Income Taxes not described in Section 3.02(a) of Controlled or any Controlled Affiliate, or that relate or are attributable to the Transferred Businesses or the Transferred Assets, for any Pre-Distribution Period;

               (c) all Income Taxes not described in Section 3.02(a) of Distributing or any Distributing Affiliate, or that relate or are attributable to the Retained Business or the Retained Assets, for any Post-Distribution Period; and

               (d) all Non-Income Taxes of Distributing or any Distributing Affiliate that relate or are attributable to the Retained Business or the Retained Assets for any period.

     3.03 Tax Refunds.

               (a) Controlled and the Controlled Affiliates shall be entitled to all refunds of Taxes for which they are responsible under Section 3.01.

               (b) Distributing and the Distributing Affiliates shall be entitled to all refunds of Taxes for which Distributing is responsible under Section 3.02.

     3.04 [Intentionally Omitted.]

     3.05 Transaction Taxes. Controlled and each Controlled Affiliate shall be jointly and severally liable for, and shall indemnify and hold harmless Distributing and each Distributing Affiliate from and against, any Taxes incurred as a result of (a) the distribution by DIPS LP as part of the Restructuring Transactions of a 99.9 percent limited partnership interest in LPS I to Pickle, (b) the distribution by DIPS LP as part of the Restructuring Transactions of a 0.1 percent general partner interest in LPS I to Pickle and (c) the taking into account of “intercompany items” resulting from the transactions described in clauses (a) and (b) pursuant to Section 1.1502-13 of the Treasury Regulations because of and in connection with the Distribution; provided, that Controlled’s liability under this Section 3.05 shall be limited to $20,000,000.

     3.06 Payment of Tax Liability. If one Party is liable or responsible for Taxes under this Agreement with respect to Tax Returns which another Party is responsible for preparing and filing, or with respect to Taxes that are paid by another Party, then the liable or responsible Party shall pay the Taxes or reimburse the other Party for such Taxes pursuant to Section 8 of this Agreement.

     3.07 Carrybacks. If a Tax Return of Controlled, a Controlled Affiliate or the Controlled Group with respect to a taxable period beginning after the Distribution Date reflects a Tax Asset, such Tax Asset may not be carried back to a Consolidated Return, Combined Return or any other Income Tax Return of Distributing or any Distributing Affiliate.

     3.08 Allocation of Tax Items.

               (a) All determinations (whether for purposes of preparing Tax Returns or for purposes of determining a Party’s responsibility for Taxes under this Agreement) regarding the allocation of Tax Items to Pre-Distribution Periods and Post-Distribution Periods (including allocations between the portion of a Straddle Period that is a Pre-Distribution Period and the portion of a Straddle Period that is a Post-Distribution Period) shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions; provided, that no election shall be made under section 1.1502-76(b)(2)(ii) of the Treasury Regulations (relating to ratable allocations of a year’s items). Any such allocation of Income Tax Items shall initially be made by Distributing. To the extent that Controlled disagrees with such determination, the dispute shall be resolved pursuant to the provisions of Section 10.03.

               (b) For purposes of determining the Parties’ respective responsibilities for Non-Income Taxes under this Agreement, the determination of whether and to what extent Non-Income Taxes relate or are attributable to the Transferred Assets or the Transferred Businesses, or to the Retained Assets or the Retained Business, shall initially be made by the Party preparing the relevant Non-Income Tax Return. If the other Party disagrees with such determination, the disagreement shall be resolved pursuant to the provisions of Section 10.03.

               (c) The allocation of earnings and profits between Distributing and Controlled shall be determined pursuant to section 312(h) of the Code and the Treasury Regulations thereunder. Such determination shall be initially made by Distributing on or before October 15, 2006, and timely provided to Controlled (with any necessary supporting material). To the extent Controlled disagrees with such determination, the dispute shall be resolved pursuant to the provisions of Section 10.03. Other Tax attributes shall be allocated between Distributing and Controlled in the manner provided by law.

               (d) Neither Controlled nor any Controlled Affiliate shall take any action on the Distribution Date (or, if earlier, after receiving Transferred Assets) other than in the ordinary course of business, except for actions undertaken in connection with the Restructuring Transactions and the Distribution that are described in the Initial Ruling, the Initial Ruling Documents, the Distribution Agreement and/or the Form 10.

Section 4. Distribution Taxes.

     4.01 Representations.

               (a) Except for matters described on Schedule 4.01, Controlled represents that none of Controlled, the Controlled Affiliates, or the Controlled Representatives has entered into or is aware of any agreement, understanding, arrangement, substantial negotiations or discussions within two years before the Distribution Date with respect to (i) any issuance, redemption, or acquisition of stock of Controlled or any Controlled Affiliate, other than as described in the Initial Ruling, issuances of Controlled stock, stock options and restricted stock units to New Management and Gregg Engles described in the Form 10, and Qualifying Compensatory Transfers; (ii) any merger or consolidation of Controlled or any Controlled Affiliate with any Person other than as described in the Initial Ruling; (iii) any acquisition by Controlled or any Controlled Affiliate of any Person or of all or substantially all of the assets of any Person following the Distribution (other than Bay Valley’s acquisition of assets from Controlled following the Distribution); (iv) the acquisition of all or substantially all of the assets of Controlled or any Controlled Affiliate or any of the Transferred Businesses by any Person (other than the acquisition of the Transferred Businesses by Controlled and the Controlled Affiliates as part of the Restructuring Transactions and Bay Valley’s acquisition of assets from Controlled following the Distribution); or (v) any other transaction or event that could, alone or in combination with other transactions or events that any of Controlled, the Controlled Affiliates or the Controlled Representatives has entered into any agreement, understanding, negotiations or discussions with respect to (or of which any of them is aware), cause section 355(e) of the Code to apply to the Distribution. Controlled represents that Bay Valley is and will remain wholly-owned by Controlled and disregarded as an entity separate from Controlled for federal tax purposes.

               (b) Except for matters described on Schedule 4.01, Distributing represents that none of Distributing, the Distributing Affiliates or the Distributing Representatives has entered into or is aware of any agreement, understanding, arrangement, substantial negotiations or discussions within two years before the Distribution Date with respect to (i) the issuance, redemption, or acquisition of stock of Controlled or any Controlled Affiliate, other than as described in the Initial Ruling, issuances of Controlled stock, stock options and restricted stock units to New Management and Gregg Engles described in the Form 10, and Qualifying Compensatory Transfers; (ii) any merger of Controlled or any Controlled Affiliate with any Person other than as described in the Initial Ruling; (iii) the acquisition by Controlled or any Controlled Affiliate of any Person or of all or substantially all of the assets of any Person following the Distribution (other than Bay Valley’s acquisition of assets from Controlled following the Distribution); (iv) the acquisition of all or substantially all of the assets of Controlled or any Controlled Affiliate or any of the Transferred Businesses by any Person (other than the acquisition of the Transferred Businesses by Controlled and the Controlled Affiliates as part of the Restructuring Transactions and Bay Valley’s acquisition of assets from Controlled following the Distribution); or (v) any other transaction or event involving the stock or assets of Controlled that could, alone or in combination with other transactions and events that Distributing, any Distributing Affiliate or any Distributing Representative has entered into any agreement, understanding, arrangement, negotiations or discussions with respect to (or of which any of them is aware), cause section 355(e) of the Code to apply to the Distribution.

               (c) Distributing represents that none of Distributing, the Distributing Affiliates or the Distributing Representatives has entered into an agreement, understanding, or arrangement with any Person pursuant to substantial negotiations or discussions described in item 1 on Schedule 4.01 which will obligate Controlled, any Controlled Affiliate, or any Controlled shareholder to (i) issue, redeem, or dispose of stock of Controlled or any Controlled Affiliate following the Distribution; (ii) merge Controlled or any Controlled Affiliate with any other Person following the Distribution; (iii) acquire another Person or all or substantially all of the assets of any other Person following the Distribution (other than Bay Valley’s acquisition of assets from Controlled following the Distribution); or (iv) sell or otherwise dispose of all or substantially all of the assets of Controlled or any Controlled Affiliate or any of the Transferred Businesses following the Distribution (other than transfers of assets from Controlled to Bay Valley following the Distribution).

     4.02 Actions Inconsistent with Rulings or Tax Opinion.

               (a) Controlled represents that none of Controlled, the Controlled Affiliates or the Controlled Representatives has taken any action that is inconsistent with the Initial Ruling, or any information, covenant or representation contained in the Initial Ruling Documents. Distributing represents that none of Distributing, the Distributing Affiliates or the Distributing Representatives has taken any action that is inconsistent with the Initial Ruling, or any information, covenant or representation contained in the Initial Ruling Documents.

               (b) Unless otherwise required by a Final Determination, Controlled agrees that it will not take or fail to take, or cause or permit any Controlled Affiliate to take or fail to take, any action, including a position on any Tax Return or in any Tax Proceeding, that would be inconsistent with (1) any representation in this Agreement, (2) the Initial Ruling, or any information, covenant or representation contained in the Initial Ruling Documents, (3) the Tax Opinion or any representation made in the Controlled Representation Letter or (4) the tax treatment of the Distribution as tax-free under section 355 of the Code.

               (c) Unless otherwise required by a Final Determination, Distributing agrees that it will not take or fail to take, or cause or permit any Distributing Affiliate to take or fail to take, any action, including a position on any Tax Return or in any Tax Proceeding, that would be inconsistent with (1) any representation in this Agreement, (2) the Initial Ruling, or any information, covenant or representation contained in the Initial Ruling Documents, (3) the Tax Opinion or any representation made in the Distributing Representation Letter, or (4) the tax treatment of the Distribution as tax-free under section 355 of the Code.

4.03 Liability.

               (a) Controlled and each Controlled Affiliate shall be jointly and severally liable for, and shall pay and indemnify and hold harmless Distributing and each Distributing Affiliate from and against, any Distribution Taxes to the extent that such Distribution Taxes are attributable to, caused by or result from one or more of the following:

                    (i) any action or omission by Controlled or any Controlled Affiliate after the Distribution;

                    (ii) any event or transaction after the Distribution that involves the stock, assets and/or business of Controlled or any Controlled Affiliate, whether or not such event or transaction is the result of direct action of, or within the control of, Controlled or any Controlled Affiliate, including without limitation any acquisition of any stock or assets of Controlled or any Controlled Affiliate by one or more other Persons;

                    (iii) any breach or inaccuracy of any representation in the Controlled Representation Letter;

                    (iv) any breach of any representation or covenant of Controlled set forth in, or made pursuant to, this Agreement or the Distribution Agreement; or

                    (v) any action described in Section 4.04(a) below, regardless of whether such action is permitted pursuant to Section 4.04(b) or Section 4.05 below.

               (b) Distributing shall be liable for, and shall pay and indemnify and hold harmless Controlled and each Controlled Affiliate from and against, any Distribution Taxes to the extent such Distribution Taxes are attributable to, caused by or result from one or more of the following:

                    (i) any action or omission by Distributing or any Distributing Affiliate after the Distribution;

                    (ii) any event or transaction after the Distribution that involves the stock, assets and/or business of Distributing or any Distributing Affiliate, whether or not such event or transaction is the result of direct action of, or within the control of, Distributing or any Distributing Affiliate, including without limitation any acquisition of any stock or assets of Distributing or any Distributing Affiliate by one or more other Persons;

                    (iii) any breach or inaccuracy of any representation in the Distributing Representation Letter; provided, that in determining whether there is a breach or inaccuracy of a representation in the Distributing Representation Letter for purposes of this Section 4.03(b)(iii), the term “Distributing Representative” as used in the Distributing Representation Letter shall not include (a) any Person treated as a Controlled Representative hereunder pursuant to the definition of Controlled Representative, or (b) with respect to actions taken on or after June 24, 2005, any Person who became an employee of Controlled or a Controlled Affiliate following the Restructuring Transactions that occurred on June 24,

2005 and who will serve as a director or officer of Controlled or any Controlled Affiliate following the Distribution;

                    (iv) any breach of any representation or covenant of Distributing set forth in, or made pursuant to, this Agreement or the Distribution Agreement;

                    (v) any omission in the information provided by Distributing to the IRS in the Initial Ruling Documents; or

                    (vi) any failure to execute Steps 1 through 31 of the Transactions (as such term is defined in the Initial Ruling) in the manner described in the Initial Ruling.

               (c) Notwithstanding the provisions of Section 4.03(a) and Section 4.03(b), but subject to Section 4.03(d), Distributing shall be liable for 50 percent, and Controlled and each Controlled Affiliate shall be jointly and severally liable for 50 percent, of any Distribution Taxes to the extent such Distribution Taxes are attributable to, caused by or result from:

                    (i) any adoption, amendment or change of any law, rule or regulation after the date of this Agreement, or any change in the interpretation or application of any existing law, rule, or regulation as reflected in any judicial decision or any ruling, notice or other administrative determination or announcement by a Taxing Authority after the date of this Agreement; or

                    (ii) any breach of a representation that is included or incorporated by reference in each of the Distributing Representation Letter and the Controlled Representation Letter, or that is made by each of Distributing and Controlled under the terms of this Agreement or the Distribution Agreement.

               (d) In determining the Parties’ liability for Distribution Taxes pursuant to this Section 4.03, the following rules shall apply:

                    (i) If Controlled and the Controlled Affiliates are liable for Distribution Taxes pursuant to Section 4.03(a)(i), Section 4.03(a)(ii) or Section 4.03(a)(v), Controlled and the Controlled Affiliates shall be exclusively liable for such Distribution Taxes regardless of whether Distributing could be treated as liable for all or a portion of those Distribution Taxes pursuant to Section 4.03(b)(iii), Section 4.03(b)(iv), Section 4.03(b)(v) or Section 4.03(c)(ii); provided, that this Section 4.03(d)(i) shall not apply to, and Distributing shall be exclusively responsible for, Distribution Taxes that result from or are attributable to a breach of the representation set forth in Section 4.01(c).

                    (ii) If Distributing is liable for Distribution Taxes pursuant to Section 4.03(b)(i) or Section 4.03(b)(ii), Distributing shall be exclusively liable for such Distribution Taxes regardless of whether Controlled and the Controlled Affiliates could be treated as liable for all or a portion of those Distribution Taxes pursuant to Section 4.03(a)(iii), Section 4.03(a)(iv) or Section 4.03(c)(ii).

                    (iii) Distributing shall not be liable under Section 4.03(b)(iii), Section 4.03(b)(iv) or Section 4.03(c)(ii) for Distribution Taxes attributable to a breach of any representation made “to the best knowledge of Distributing” or with a similar qualification to the extent that (A) the representation relates to Controlled or any Controlled Affiliate, or actions, plans or intentions of Controlled, any Controlled Affiliate or any Controlled Representative, and (B) Controlled has made the same or a substantially similar representation in this Agreement or the Controlled Representation Letter without a “to the best knowledge of Controlled” or similar qualification.

                    (iv) Controlled shall not be liable under Section 4.03(a)(iii), Section 4.03(a)(iv) or Section 4.03(c)(ii) for Distribution Taxes attributable to a breach of a representation made “to the best knowledge of Controlled” or with a similar qualification to the extent that the representation relates to Distributing, any Distributing Affiliate, or any Distributing Representative or actions, plans or intentions of Distributing, any Distributing Affiliate, or any Distributing Representative.

                    (v) Controlled shall not be liable under Section 4.03(a)(iii) or Section 4.03(c)(ii) for Distribution Taxes attributable to a breach of representation 1 or representation 3 in the Controlled Representation Letter; provided, that this Section 4.03(d)(v) shall not affect Controlled’s liability for Distribution Taxes with respect to a breach of any other representation in the Controlled Representation Letter or otherwise under this Agreement.

                    (vi) Distributing shall not be liable under Section 4.03(b)(iii) or Section 4.03(c)(ii) for Distribution Taxes resulting from or attributable to a breach of representation 2 in the Distributing Representation Letter unless the breach is of an underlying representation in the Initial Ruling or the Initial Ruling Documents that (A) is also included in the same or substantially similar form on Schedule A to the Controlled Representation Letter, in which case the Parties’ liabilities for the resulting Distribution Taxes shall be as described in Section 4.03(c); or (B) relates solely to Distributing or a Distributing Affiliate (and not to Controlled or any Controlled Affiliate, or to any actions, plans or intentions of Controlled or any Controlled Affiliate).

     4.04 Covenants.

               (a) Controlled agrees that, until the day after the second anniversary of the Distribution, Controlled will not and will cause each of the Controlled Affiliates not to:

                    (i) sell, exchange, distribute or otherwise transfer to any entity that does not file a U.S. federal consolidated income tax return with Controlled any of the assets of Controlled or any Controlled Affiliate (other than sales or transfers of assets in the ordinary course of business), or any stock or other equity interest in any Controlled Affiliate, if such transaction would result in the disposition (individually or in the aggregate) of assets, stock or other equity interests having an aggregate fair market value (as measured as of the date of the respective sale, exchange, distribution or other transfer) of more than 40% of the fair market value of the net assets of the Controlled Group;

                    (ii) liquidate Controlled or merge Controlled or any Controlled Affiliate with any Person (without regard to which Party is the surviving entity);

provided, that this Section 4.04(a)(ii) shall not apply to (1) a merger of any Controlled Affiliate into Controlled or another Controlled Affiliate in cases in which the Controlled Affiliate(s) involved in the merger file a U.S. federal consolidated income tax return with Controlled, (2) a merger of another Person into Controlled or any Controlled Affiliate to effect the acquisition of all of the assets of such other Person if none of the consideration provided by Controlled or any Controlled Affiliate is a Controlled Equity Interest, and (3) a merger of a subsidiary of Controlled with and into another Person to effect the acquisition by Controlled of all of the stock or other equity interests of such other Person if none of the consideration provided to owners of stock or other equity interests in such other Person in connection with the merger is a Controlled Equity Interest;

                    (iii) discontinue the active conduct of the Historic Business or sell, exchange, or transfer the Historic Business or the assets used therein to any Person, other than (A) transfers of assets in the ordinary course of the Historic Business and (B) transfers to Bay Valley;

                    (iv) redeem, purchase or otherwise acquire any of Controlled’s outstanding stock other than through stock purchases meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30 (as in effect prior to its modification by Rev. Proc. 2003-48) (and as may be modified or amended from time to time);

                    (v) issue any stock (including, without limitation, restricted stock) or other equity interests (including, without limitation, stock options) in Controlled, except (A) as described in the Initial Ruling and (B) for issuances of stock meeting the requirements of Safe Harbor VIII as set forth in Treasury Regulations section 1.355-7(d)(8);

                    (vi) enter into any agreement for, facilitate or otherwise participate in the sale or other disposition by any Person other than Controlled of Controlled stock or any other equity interest in Controlled;

                    (vii) take or fail to take any action inconsistent with the information, representations or covenants included in the Rulings or the Ruling Documents or the representations made by Controlled in the Controlled Representation Letter;

                    (viii) enter into, or permit any of their directors, officers, controlling shareholders (within the meaning of section 1.355-7(h)(3) of the Treasury Regulations) or any Person with the implicit or explicit permission (within the meaning of section 1.355-7 of the Treasury Regulations) of any of the foregoing to enter into, any agreement, understanding, arrangement or negotiations concerning any transaction involving any acquisition of the stock of Controlled or any Controlled Affiliate, or any non-ordinary course acquisition of the assets of Controlled or any Controlled Affiliate, in each case, by any Person identified in item 1 on Schedule 4.01 or any Person bearing a relationship to a Person so listed that could cause such transaction to be treated as a “similar acquisition” within the meaning of section 1.355-7(h)(12) of the Treasury Regulations; or

                    (ix) cause or permit Bay Valley to be treated as other than an entity that is wholly-owned by Controlled and disregarded as an entity separate from Controlled for federal tax purposes.

For purposes of Section 4.04(a)(i) and 4.04(a)(ii)(1), an entity that is and will remain wholly-owned (for U.S. federal income tax purposes) by Controlled or a Controlled Affiliate that files a U.S. federal consolidated income tax return with Controlled, and disregarded for U.S. federal income tax purposes as an entity separate from Controlled or such a Controlled Affiliate, will be treated as filing a U.S. federal consolidated income tax return with Controlled.

               (b) Notwithstanding Section 4.04(a), Controlled may take an action described in Section 4.04(a)(ii), (iv), (v) or (vi) if all of the following conditions are satisfied:

                    (i) Following the proposed action, one or more Persons will not have acquired and will not have the right to acquire, directly or indirectly, more than 40 percent (by vote or value) of the outstanding stock of Controlled (determined immediately following such action) taking into account all issuances, redemptions or other acquisitions of stock of Controlled and any asset acquisition treated as an acquisition of stock of Controlled under section 355(e)(3)(B) (and any agreements with respect to any such issuances, redemptions or acquisitions), and assuming the exercise or conversion of all options, warrants or similar exercisable or convertible securities and the closing of all relevant agreements, from the date two years prior to the Distribution to the date immediately following the proposed action and any other transaction which is part of a plan or series of related transactions that includes the Distribution within the meaning of section 355(e) of the Code;

                    (ii) If the proposed action is a merger involving Controlled, Controlled will be the surviving entity; and

                    (iii) At least seven (7) days prior to entering into any agreement contemplating an action that is intended to qualify under this Section 4.04(b), Controlled provides to Distributing a description of the relevant facts and a certification signed by an authorized officer of Controlled attesting that, after an investigation of the facts and receiving advice concerning the applicable law, Controlled finds and represents to Distributing that the requirements of clauses (i) and (ii) are satisfied and will be satisfied as of the time the proposed action occurs.

     4.05 Exceptions to Covenants.

               (a) Controlled and the Controlled Affiliates may take actions inconsistent with the covenants contained in Section 4.04(a) (and not permitted under Section 4.04(b)) (“Restricted Actions”) if prior to taking such actions:

                    (i) Distributing consents in writing to the Restricted Actions, such consent to be determined by Distributing in its sole discretion taking into account solely the preservation of the tax-free status of the Distribution and the tax treatment of the Restructuring Transactions;

                    (ii) Distributing, at the request of Controlled, obtains a Supplemental Ruling from the IRS in form and substance reasonably satisfactory to Distributing that the Restricted Actions will not result in the Distribution being taxable to Distributing or Distributing’s shareholders and will not adversely affect the Tax treatment of the Restructuring Transactions; provided, that Distributing shall not be obligated to request such a ruling if it determines in good faith that such request could have an adverse effect on Distributing or any Distributing Affiliate or Distributing’s shareholders; or

                    (iii) Controlled has delivered to Distributing an Unqualified Opinion in form and substance reasonably satisfactory to Distributing from counsel selected by Controlled and reasonably acceptable to Distributing that the Restricted Actions will not result in the Distribution being taxable to Distributing or Distributing’s shareholders and will not adversely affect the Tax treatment of the Restructuring Transactions.

               (b) Controlled and the Controlled Affiliates will be jointly and severally liable for, and shall indemnify and hold harmless Distributing and each of the Distributing Affiliates from and against, any Taxes resulting from or attributable to any Restricted Action (even if such Restricted Action is permitted pursuant to Section 4.04(b) or this Section 4.05); provided, that notwithstanding Section 4.03(a)(v) and this Section 4.05(b), neither Controlled nor any Controlled Affiliate shall be liable for Taxes resulting from a Restricted Action to the extent that such Taxes result from a breach of any representation, warranty or covenant made by Distributing or any Distributing Affiliate as part of obtaining a Supplemental Ruling or an Unqualified Opinion.

     4.06 Notice of Specified Transactions. Not less than seven (7) business days prior to entering into any oral or written contract or agreement, and not more than five (5) days after it first becomes aware of any negotiations, plans or intentions (regardless of whether it is a Party to such negotiations, plans or intentions), regarding any of the transactions described in Section 4.04(a) of this Agreement, Controlled shall provide written notice to Distributing of its intent to engage in such transaction or of the negotiations, plans or intentions of which it becomes aware, as the case may be.

     4.07 Private Letter Rulings.

               (a) Distributing represents that it has provided Controlled with accurate and complete copies of the Initial Ruling and all Initial Ruling Documents submitted on or prior to the date hereof.

               (b) If Controlled requests that Distributing seek a Supplemental Ruling under Section 4.05(a)(ii) or otherwise, Distributing shall cooperate with Controlled to seek to obtain, in a timely manner, such a Supplemental Ruling (including by making representations reasonably requested by Controlled or the relevant Taxing Authority regarding Distributing and Distributing Affiliates, if such representations are true, correct and complete); provided, that Distributing shall not be obligated to request such a ruling if it determines in good faith that such request could have an adverse effect on Distributing or any Distributing Affiliate or Distributing’s shareholders. If Controlled requests that Distributing seek a Supplemental Ruling under Section

4.05(a)(ii) or otherwise, Controlled shall reimburse Distributing for all reasonable out-of-pocket costs and expenses incurred by Distributing or any Distributing Affiliate in connection with seeking and/or obtaining a Supplemental Ruling.

               (c) Distributing shall have the right to seek a Supplemental Ruling in its sole and absolute discretion. Controlled and the other Controlled Affiliates shall cooperate with Distributing and take any and all actions reasonably requested by Distributing in connection with seeking and obtaining such a Supplemental Ruling (including making representations reasonably requested by Distributing or the relevant Taxing Authority regarding Controlled and the Controlled Affiliates, if such representations are true, correct and complete); provided, that if Distributing seeks a Supplemental Ruling that was not requested by Controlled (whether pursuant to Section 4.05(a)(ii) or otherwise), Distributing shall reimburse Controlled for all reasonable out-of-pocket costs and expenses that Controlled or any Controlled Affiliate incurs in connection with seeking and/or obtaining such Supplemental Ruling.

               (d) If Distributing requests a Supplemental Ruling or other guidance after the date of this Agreement, (1) Distributing shall keep Controlled informed in a timely manner of all material actions taken or proposed to be taken by Distributing in connection therewith; and (2) Distributing shall (A) reasonably in advance of the submission of any Supplemental Ruling Documents to the Taxing Authority provide Controlled with a draft copy thereof, (B) consult in good faith with and reasonably consider Controlled’s comments on such draft copy, and (C) provide Controlled with an accurate and complete copy of the Supplemental Ruling and Supplemental Ruling Documents.

               (e) In no event shall Distributing be required to file any Supplemental Ruling Documents unless Controlled represents in writing that (1) it has read the Supplemental Ruling Documents and (2) all information, representations and covenants, if any, relating to Controlled (or any Controlled Affiliate) contained in the Supplemental Ruling Documents are true, correct and complete. With respect to any Supplemental Ruling Documents to be filed with a Taxing Authority by Distributing after the date of this Agreement that include representations, covenants or information regarding Controlled and/or any Controlled Affiliate, Controlled shall as promptly as practicable, and in any event within five (5) business days of receipt of a draft of such Supplemental Ruling Documents from Distributing, provide Distributing written notice which shall either (i) state that Controlled agrees that the representations, covenants and information regarding Controlled and the Controlled Affiliates contained in such Supplemental Ruling Documents are true, correct and complete; (ii) state that certain representations, covenants or information regarding Controlled and the Controlled Affiliates contained in such Supplemental Ruling Documents are inaccurate and provide proposed revisions and/or corrected information that, if incorporated by Distributing in the Supplemental Ruling Documents in the manner suggested by Controlled will cause such representations, covenants or information to be true, correct and complete, and Controlled will be deemed to have agreed to such representations, covenants or information as so revised; or (iii) advise Distributing that, because of the complexity of the covenants, representations or information regarding Controlled and the Controlled Affiliates, or the unavailability to Controlled of certain information, Controlled in good faith reasonably requires an additional number of business days to respond and that Controlled will respond in accordance with either clause (i) or (ii) above within such additional business days. Notwithstanding clause (iii) of the immediately preceding sentence, if

Distributing notifies Controlled that Distributing would like to provide the Supplemental Ruling Documents to the IRS or other Taxing Authority more quickly than the time allotted in clause (iii), then Controlled will use best efforts to perform actions to satisfy Distributing’s request to expedite its response.

               (f) Neither Controlled nor any Controlled Affiliate shall seek any guidance (whether written or oral) from the IRS or any other Taxing Authority concerning the Distribution except pursuant to the provisions of this Agreement regarding Supplemental Rulings.

               (g) To the extent that Controlled elects to obtain an Unqualified Tax Opinion for purposes of Section 4.05(a)(iii) regarding Restricted Actions, Distributing shall cooperate in good faith with Controlled’s efforts to timely obtain such an opinion, including providing to Controlled any information in Distributing or Distributing Affiliates’ control that is reasonably necessary to issue such opinion and executing representation letters as to matters relating to Distributing and the Distributing Affiliates if (i) such representation letters are in form and substance reasonably acceptable to Distributing, and (ii) Distributing agrees that the information and representations contained therein are true, correct and complete. Controlled shall reimburse Distributing for all reasonable out-of-pocket costs and expenses incurred by Distributing or any Distributing Affiliate in connection with an Unqualified Opinion sought or obtained by Controlled, including out-of-pocket costs and expenses incurred by Distributing in connection with its review of the opinion and any representations proposed to be made by Distributing.

               (h) To the extent that a Supplemental Ruling or Unqualified Tax Opinion is obtained in accordance with this Section 4, Controlled and each Controlled Affiliate and Distributing shall not take or fail to take (and Distributing shall not allow any Distributing Affiliate to take or fail to take) any action (including in each case any position on any Tax Return) that is inconsistent with the Supplemental Ruling or the Unqualified Tax Opinion or any information, representation, or covenant provided by such Party in connection with the Supplemental Ruling Documents or in connection with obtaining the Unqualified Tax Opinion, in each case, unless otherwise required by a Final Determination.

Section 5. Stock Options.

     5.01 Distributing shall be entitled to claim on its Tax Returns any Tax deduction attributable to the exercise of an option to purchase Distributing stock, and neither Controlled nor any Controlled Affiliate shall attempt to claim any such Tax deduction. Distributing shall withhold applicable Taxes and satisfy applicable Tax reporting requirements with respect to the exercise of options to purchase Distributing stock.

     5.02 Controlled shall be entitled to claim on its Tax Returns any Tax deduction attributable to the exercise of an option to purchase Controlled stock, and neither Distributing nor any Distributing Affiliate shall attempt to claim any such Tax deduction. Controlled shall withhold applicable Taxes and satisfy applicable Tax reporting requirements with respect to the exercise of options to purchase Controlled stock.

     5.03 To the extent that any Tax deduction claimed by Distributing attributable to the exercise of any option to purchase Distributing stock is disallowed by any Taxing Authority, and

Controlled or any Controlled Affiliate is as a result entitled to such Tax deduction, Distributing shall notify Controlled of the receipt of such determination, promptly after the receipt thereof. Controlled shall pay to Distributing the lesser of the amount of the Tax Benefit realized by Controlled or any Controlled Affiliate attributable to the Tax deduction and the amount of Distributing’s corresponding Tax Detriment from the denial of such Tax deduction. To the extent that any Tax deduction claimed by Controlled attributable to the exercise of any option to purchase Controlled stock is disallowed by any Taxing Authority, and Distributing or any Distributing Affiliate is as a result entitled to such Tax deduction, Controlled shall notify Distributing of the receipt of such determination, promptly after the receipt thereof, and Distributing shall pay to Controlled the lesser of the amount of Tax Benefit realized by Distributing or any Distributing Affiliate attributable to the Tax deduction and the amount of Controlled’s corresponding Tax Detriment from the denial of such Tax deduction.

Section 6. Successor Employer.

     6.01 Employee Wages. Controlled shall assume the Form W-2 and Form W-3 reporting obligations (including the filing of all forms necessary to comply with magnetic media reporting requirements) of Distributing with respect to any employee of the Transferred Businesses that Controlled employs during the calendar year which includes the Distribution Date consistent with the procedures set forth in section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320.

Section 7. Indemnification

     7.01 Indemnification by Controlled. Controlled and each Controlled Affiliate shall jointly and severally indemnify, defend and hold harmless Distributing, each Distributing Affiliate, and each of their directors, officers, employees, and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Distributing Indemnified Parties”), from and against any Taxes for which Controlled or any Controlled Affiliate is liable under this Agreement (“Controlled Taxes”) and any and all Losses and Expenses incurred or suffered by one or more of the Distributing Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly:

               (a) any Controlled Taxes or any Tax Proceeding relating thereto;

               (b) any inaccuracy or breach of any representation or covenant of Controlled and/or any Controlled Affiliate set forth in this Agreement or in any document provided pursuant to the terms hereof; provided, that neither Controlled nor any Controlled Affiliate shall have any liability pursuant to this Section 7.01(b) for or with respect to any Distribution Taxes (or any Losses or Expenses related thereto) if neither Controlled nor any Controlled Affiliate is liable for such Distribution Taxes under Section 4; or

               (c) Controlled or any Controlled Affiliate supplying Distributing or any Distributing Affiliate with inaccurate or incomplete information in connection with the preparation of any Tax Return, any request for a Supplemental Ruling, or any Tax Proceeding.

     7.02 Indemnification by Distributing. Distributing shall indemnify, defend and hold harmless Controlled, each Controlled Affiliate, and each of their directors, officers, employees,

and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Controlled Indemnified Parties”), from and against any Taxes for which Distributing is liable under this Agreement (“Distributing Taxes”) and any and all Losses and Expenses incurred or suffered by one or more of the Controlled Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly:

               (a) any Distributing Taxes or any Tax Proceeding relating thereto;

               (b) any inaccuracy or breach of any representation or covenant of Distributing set forth in this Agreement or in any document provided pursuant to the terms hereof; provided, that Distributing shall not have any liability pursuant to this Section 7.02(b) for or with respect to any Distribution Taxes (or any Losses or Expenses related thereto) if Distributing is not liable for such Distribution Taxes under Section 4; or

               (c) Distributing supplying Controlled with inaccurate or incomplete information in connection with the preparation of any Tax Return, any request for a Supplemental Ruling, or any Tax Proceeding.

     7.03 No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item or Tax Asset, whether past, present or future, of Distributing, any Distributing Affiliate, Controlled or any Controlled Affiliate. In addition, for the avoidance of doubt, nothing in this Agreement shall be construed to require compensation by either Party hereto in respect of any deferred tax assets or liabilities.

Section 8. Payments.

     8.01 Payments In Connection With Tax Return Filings.

               (a) If a Tax Return is filed by Distributing after the Distribution Date pursuant to Section 2.01 and Controlled or any Controlled Affiliate is liable under this Agreement for all or any portion of the Taxes reported on such Tax Return, Distributing shall provide Controlled with a written calculation in reasonable detail setting forth the amount of the Taxes shown as due on such Tax Return for which Controlled and/or the Controlled Affiliate is liable. Controlled shall have fifteen (15) days to object to the written calculation provided by Distributing. If by the end of the fifteen (15) day period Controlled has either agreed or failed to object to Distributing’s calculation, the calculation shall be deemed final and Controlled shall pay to Distributing the amount set forth thereon within thirty (30) days of the date on which Distributing provided the calculation to Controlled. If Controlled notifies Distributing within the fifteen (15) day period that it disputes Distributing’s calculation, Controlled shall nevertheless pay to Distributing any amount not in dispute within thirty (30) days of the date on which Distributing provided the calculation to Controlled and the Parties shall resolve the dispute as to any remaining amounts pursuant to Section 10.03.

               (b) If a Tax Return is filed by Controlled after the Distribution Date pursuant to Section 2.02(a) and Distributing is liable under this Agreement for all or any portion of the Taxes reported on such Tax Return, Controlled shall provide Distributing with a written calculation in reasonable detail setting forth the amount of the Taxes shown as due on such Tax

Return for which Distributing is liable. Distributing shall have fifteen (15) days to object to the written calculation provided by Controlled. If by the end of the fifteen (15) day period, Distributing has either agreed or failed to object to Controlled’s calculation, the calculation shall be deemed final and Distributing shall pay to Controlled the amount set forth thereon within thirty (30) days of the date on which Controlled provided the calculation to Distributing. If Distributing notifies Controlled within the fifteen (15) day period that it disputes Controlled’s calculation, Distributing shall nevertheless pay to Controlled any amount not in dispute within thirty (30) days of the date on which Controlled provided the calculation to Distributing and the Parties shall resolve the dispute as to any remaining amounts pursuant to Section 10.03.

     8.02 Redetermination Amounts. In the event of a redetermination or adjustment of the amount of any Taxes reported on any Tax Return as a result of a refund of Taxes paid, the filing of an amended Tax Return, a Final Determination, or any settlement or compromise with any Taxing Authority, the Party responsible for preparing and filing the Tax Return under Section 2 (the “Filing Party”) shall, if the redetermination or adjustment results in an increase in the amount of Taxes for which another Party is liable hereunder, provide such other Party a written statement setting forth in reasonable detail the effect of the redetermination or adjustment on the amount of the Taxes for which such other Party is liable under this Agreement. The other Party shall have fifteen (15) days to object to such written statement. If the other Party either agrees or fails to object to the written statement within the fifteen (15) day period, the written statement shall be deemed final and the other Party shall pay to the Filing Party the amount set forth thereon not later than thirty (30) days after the written statement was provided. If the other Party notifies the Filing Party within the fifteen (15) day period that it disputes the written statement, the other Party shall nevertheless pay to the Filing Party any amount not in dispute within thirty (30) days of the date on which the statement was initially provided and the Parties shall resolve the dispute as to any remaining amounts pursuant to Section 10.03.

     8.03 Payments of Refunds and Credits. If one Party receives a refund (whether by payment or credit) of any Tax to which the other Party is entitled pursuant to Section 3 of this Agreement, the Party receiving such refund shall pay to the other Party the amount of such refund within thirty (30) days of receipt of such refund and the amount (on an after-tax basis) of any interest received from the applicable Taxing Authority.

     8.04 Payments Under This Agreement. In the event that one Party (the “Owing Party”) is required to make a payment to another Party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 8.04.

               (a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within thirty (30) days after delivery of written notice of payment owing together with a computation of the amounts due.

               (b) Treatment of Payments. Unless otherwise required by any Final Determination, the Parties agree that any payments made by one Party to another Party (other than payments of interest pursuant to Section 8.04(e) of this Agreement and payments of After-Tax Amounts pursuant to Section 8.04(d) of this Agreement) pursuant to this Agreement shall to the extent permissible under applicable law be treated for all Tax and financial accounting purposes as nontaxable payments made immediately prior to the Distribution and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

               (c) Prompt Performance. All actions required to be taken (including payments) by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

               (d) After-Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 8.04(e) of this Agreement) is subject to any Tax, the Party making such payment shall be liable for (a) the After-Tax Amount with respect to such payment and (b) interest at the rate described in Section 8.04(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After-Tax Amount. A Party making a demand for a payment pursuant to this Agreement and for a payment of an After-Tax Amount with respect to such payment shall separately specify and compute such After-Tax Amount. However, a Party may choose not to specify an After-Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After-Tax Amount with respect to such payment.

               (e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period, plus two percent (2%). Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which it is due.

Section 9. Tax Proceedings.

     9.01 Notice. Within twenty (20) days after a Party becomes aware of the existence of an issue in a Tax Proceeding that may give rise to an indemnification obligation of another Party under this Agreement, such Party shall give notice to the other Party of such issue (such notice shall contain factual information, to the extent known, describing any asserted Tax liability in reasonable detail), and shall promptly forward to the other Party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision of this Agreement to the contrary, if a Party to this Agreement fails to provide the other Party notice as required by this Section 9.01, and the failure results in a detriment to the other Party, then any amount which the other Party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

     9.02 In General. Except as otherwise provided in Section 9.03 or 9.04, the Filing Party with respect to a Tax Return shall have the exclusive right to control, contest, and represent the interests of Distributing, any Distributing Affiliate, Controlled, and any Controlled Affiliate in any Tax Proceeding relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Proceeding. The Filing Party’s rights shall extend to any matter pertaining to the management and control of the Tax Proceeding, including execution of waivers, choice of forum, scheduling of conferences, the resolution of any Tax Item, and the determination of whether to pay any disputed Taxes and sue for a refund in the forum of its choice. The non-Filing Party shall assist and cooperate with the Filing Party during the course of any such Tax Proceeding. The Filing Party shall use reasonable efforts to provide the non-Filing Party notice of and consult with the non-Filing Party regarding the conduct of any such Tax Proceeding to the extent that such Tax Proceeding relates to any Taxes for which the non-Filing Party may have indemnification obligations under this Agreement. The Filing Party shall not settle any Tax Proceeding it controls in a manner that would affect the indemnification obligations of the non-Filing Party hereunder without obtaining the non-Filing Party’s consent, which consent shall not be unreasonably withheld.

     9.03 Sole Responsibility Items. Except as otherwise provided in Section 9.04, the non-Filing Party shall have the exclusive right, at its expense, to control, contest, and represent the interests of Distributing, any Distributing Affiliate, Controlled, and any Controlled Affiliate in any Tax Proceeding relating exclusively to a Sole Responsibility Item if the non-Filing Party acknowledges in writing that it has sole liability for any Taxes that might arise from such Tax Proceeding and the resolution of such Tax Proceeding could not reasonably be expected to adversely affect the Filing Party. If the non-Filing Party assumes control of a Tax Proceeding pursuant to the preceding sentence, the Filing Party shall assist and cooperate with the non-Filing Party during the course of any such Tax Proceeding. The non-Filing Party shall use reasonable efforts to provide the Filing Party notice of and consult with the Filing Party regarding the conduct of any such Tax Proceeding and shall not settle any such Tax Proceeding without the Filing Party’s consent, which consent shall not be unreasonably withheld.

     9.04 Control of Distribution Tax Proceedings. Distributing shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Distributing, any Distributing Affiliate, Controlled, and any Controlled Affiliate in any Tax Proceedings relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Proceeding; provided, that (i) Distributing shall not settle any such Tax Proceeding with respect to any material Distribution Taxes for which Controlled or any Controlled Affiliate would reasonably be expected to be liable hereunder without the prior consent of Controlled, which consent shall not be unreasonably withheld or delayed, and (ii) to the extent that an issue is raised in the Tax Proceeding with respect to the Distribution that if resolved against the taxpayer could reasonably be expected to result in Controlled having any liability for any Distribution Taxes hereunder, Distributing shall (A) provide Controlled with a reasonable opportunity to participate in such Tax Proceeding at Controlled’s sole cost and expense; (B) take reasonable steps to ensure Controlled is informed of any developments in the Tax Proceeding; and (C) provide Controlled with copies of any written material prior to submission to the Taxing Authority regarding the Distribution. Distributing’s rights shall extend to any matter pertaining to the management and control of such Tax Proceeding, including execution of waivers, choice of forum, and scheduling of conferences. Controlled may assume control of any Tax Proceeding relating to Distribution Taxes if it acknowledges in writing that it has sole liability under this Agreement for any Distribution Taxes that might arise in such Tax Proceeding and can demonstrate to the satisfaction of Distributing that it can satisfy its liability for any such Distribution Taxes; provided, that Controlled shall not have the right to assume control of any Tax Proceeding relating to Distribution Taxes if Distributing reasonably determines that the outcome of such Tax Proceeding could adversely affect Distributing other than by resulting in a liability for Distribution Taxes; and provided further, that (i) Controlled shall not settle any such Tax Proceeding without the prior consent of Distributing, which consent shall not be unreasonably withheld or delayed, if the proposed settlement would reasonably be expected to adversely affect Taxes of Distributing or any Distributing Affiliate for which Controlled would not be fully responsible hereunder, and (ii) Controlled shall (A) provide Distributing with a reasonable opportunity to participate in such Tax Proceeding at Distributing’s sole cost and expense; (B) take reasonable steps to ensure Distributing is informed of any developments in the Tax Proceeding; and (C) provide Distributing with copies of any written material prior to submission to the Taxing Authority regarding the Distribution.

Section 10. Miscellaneous Provisions.

     10.01 Effectiveness. This Agreement shall become effective upon execution by the Parties hereto.

     10.02 Cooperation and Exchange of Information.

               (a) Cooperation. Controlled and Distributing shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another Party for information and materials not otherwise available to the requesting Party in connection with the preparation and filing of Tax Returns, claims for refund, and Tax Proceedings concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:

                    (i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

                    (ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the Distributing Group or the Controlled Group, including certification, to the best of a Party’s knowledge, of the accuracy and completeness of the information it has supplied;

                    (iii) the filing of any Tax Return in accordance with the terms of this Agreement; and

                    (iv) the use of the Party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing.

Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

               (b) Retention of Records. Any Party that is in possession of documentation of Distributing (or any Distributing Affiliate) or Controlled (or any Controlled Affiliate) relating to the Transferred Businesses, including without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto (the “Transferred Business Records”) shall retain such Transferred Business Records for a period of five (5) years following the Distribution Date or, if later, the expiration of the relevant statute of limitations. Thereafter, any Party wishing to dispose of Transferred Business Records in its possession shall provide written notice to the other Party describing the documentation proposed to be destroyed or disposed of sixty (60) business days prior to taking such action. The other Party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period. Any such documentation that the other Party does not arrange to take delivery of during the sixty (60) day period may be destroyed or disposed of.

     10.03 Dispute Resolution. In the event that Distributing and Controlled disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the Parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within thirty (30) days following the commencement of the dispute, Distributing and Controlled shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both Parties, to resolve the dispute (the “Independent Firm”). If Distributing and Controlled are unable to agree on an Independent Firm, each of Distributing and Controlled shall select an independent, nationally recognized law or accounting firm (the “Deciding Firms”), which Deciding Firms together shall select the Independent Firm. If the Deciding Firms are unable to agree on an Independent Firm, the Independent Firm shall be selected by lot from a list prepared by the Deciding Firms. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all Parties involved. Following the decision of the Independent Firm, Distributing and Controlled shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by Distributing and Controlled, except that if the Independent Firm determines that the position advanced by either Party is frivolous, has not been asserted in good faith or is a position for which there is not substantial authority, 100% of the fees and expenses of the Independent Firm shall be borne by such Party. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 10.03 shall not be applicable to any disagreement between the Parties relating to Distribution Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the Parties.

     10.04 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of three business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice):

If to Distributing, to the General Counsel of Distributing, with a copy to the Director of
Taxes of Distributing, at:

Dean Foods Company
2515 McKinney Avenue
Suite 1200
Dallas, TX 75201
Telephone: (214) 303-3413
Fax: (214) 303-3853

with a copy (which shall not constitute effective notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
2445 M Street, N.W.
Washington, DC 20037
Attn: Erika L. Robinson
Telephone: (202) 663-6000
Fax: (202) 663-6363

If to Controlled or any Controlled Affiliate, to the General Counsel of Controlled, at:

TreeHouse Foods, Inc.
857-897 School Place
P.O. Box 19057
Green Bay, Wisconsin 54307
Telephone: (920) 497-7131
Fax: (920) 497-4604

with a copy (which shall not constitute effective notice) to:

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attn: Bruce A. Toth and Thomas P. Fitzgerald
Telephone: (312) 558-5600
Fax: (312) 558-5700

Either Party may, by written notice to the other Parties, change the address or the Party to which any notice, request, instruction or other documents is to be delivered.

     10.05 Changes in Law.

               (a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

               (b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

     10.06 Confidentiality. Each Party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such Party) concerning the other Parties hereto furnished it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such Party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 10.06. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

     10.07 Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the Parties hereto, to the same extent as if such successor had been an original Party.

     10.08 Affiliates. Distributing shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Distributing Affiliate, and Controlled shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Controlled Affiliate.

     10.09 Authorization, Etc. Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such Party.

     10.10 Entire Agreement. This Agreement contains the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any prior Tax sharing agreements between Distributing (or any Distributing Affiliate) and Controlled (or any Controlled Affiliate) and such prior Tax sharing agreements shall have no further force and effect. If, and to the extent, the provisions of this Agreement conflict with the Distribution Agreement or any other agreement entered into in connection with the Distribution, the provisions of this Agreement shall control.

     10.11 Applicable Law; Jurisdiction.

               (a) This agreement shall be governed by, and construed in accordance with, the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

               (b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY’S AGENT IN THE STATE OF DELAWARE FOR ACCEPTANCE OF LEGAL PROCESS AND (iii) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (ii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

     10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     10.13 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the Parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

     10.14 No Third Party Beneficiaries. This Agreement is solely for the benefit of (a) Distributing, Controlled and the Controlled Affiliates, and (b) the Distributing Affiliates, which are expressly intended to be third party beneficiaries hereunder. Except with respect to the third party beneficiary rights of the Distributing Affiliates, this Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

     10.15 Waivers, Etc. No failure or delay on the part of a Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the Parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

     10.16 Setoff. All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

     10.17 Other Remedies. Controlled recognizes that any failure by it or any Controlled Affiliate to comply with its obligations under Section 4 of this Agreement could result in Distribution Taxes that would cause irreparable harm to Distributing, the Distributing Affiliates, and Distributing’s stockholders. Accordingly, Distributing shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Distributing is entitled at law or in equity.

     10.18 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties hereto.

     10.19 Interpretation. In this Agreement, unless the context clearly indicates otherwise:

               (a) words used in the singular include the plural and words used in the plural include the singular;

               (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

               (c) reference to any gender includes the other gender;

               (d) the word “including” means “including but not limited to”;

               (e) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or any Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

               (f) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

               (g) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

               (h) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

               (i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

               (j) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

               (k) all references to dollar amounts herein shall be in respect of lawful currency of the United States.

     10.20 Waiver of Jury Trial. Each of the Parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Parties hereto in the negotiation, administration, performance and enforcement thereof.

[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

DEAN FOODS COMPANY

By: /s/ Edward F. Fugger
Name: Edward F. Fugger
Title: Vice President — Corporate Development

TREEHOUSE FOODS, INC.
on behalf of itself and the Controlled Affiliates

By: /s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: Senior Vice President